Exhibit 4(a)

SERIES 2009A EXEMPT FACILITIES LOAN AGREEMENT

Between

PENNSYLVANIA ECONOMIC DEVELOPMENT FINANCING AUTHORITY

and

PPL ENERGY SUPPLY, LLC

Dated as of April 1, 2009

Table of Contents

EXHIBIT A – Description of Project Facilities	A-1
EXHIBIT B – Form of Exempt Facilities Note	B-1
EXHIBIT C – Nondiscrimination /Sexual Harassment Clause	C-1
EXHIBIT D – Right-to-Know	D-1

SERIES 2009A EXEMPT FACILITIES LOAN AGREEMENT dated as of April 1, 2009 (the “Agreement”) between PENNSYLVANIA ECONOMIC DEVELOPMENT FINANCING AUTHORITY (the “Authority”) and PPL ENERGY SUPPLY, LLC (together with permitted successors and assigns, the “Company”).

I.           Background, Definitions, Representations and Findings.

Section 1.1  Background. Pursuant to the Pennsylvania Economic Development Financing Law (Act No. 102, approved August 23, 1967, P.L. 251, as amended) (the “Act”), the Montour County Industrial Development Authority has authorized and approved the refunding of bonds previously issued to provide financing for certain costs of Project Facilities as described below through the issuance of the Authority’s Exempt Facilities Revenue Refunding Bonds, Series 2009A (PPL Energy Supply, LLC Project) in an aggregate principal amount of $100,000,000 (the “Bonds”).  The proceeds of the Bonds will be applied to refund all of the Exempt Facilities Revenue Bonds, Series 2008A (PPL Energy Supply, LLC Project) (the “Prior Bonds”), issued by the Authority for the purpose of financing the cost of certain “pollution control facilities” (as defined in the Act) (collectively, the “Project Facilities”), as more particularly described on Exhibit A attached to this Agreement (defined below), on behalf of the Company.

The Bonds will be issued under a Series 2009A Trust Indenture dated as of the date hereof (the “Indenture”) between the Authority and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) as amended or supplemented from time to time.  The Company and the Authority are entering into this Agreement in order to provide for the issuance of the Bonds and the loan of the proceeds of the Bonds to the Company.

The obligation of the Company to repay the loan of the proceeds of the Bonds made pursuant hereto will be evidenced by the Company’s Exempt Facilities Note (Pennsylvania Economic Development Financing Authority) Series 2009A in the principal amount of $100,000,000 (the “Note”) issued to the Trustee as the assignee of the Authority under the Indenture.  The Company has elected to cause and is causing to be delivered to the Trustee an irrevocable direct pay letter of credit (the “Letter of Credit”) issued by Wachovia Bank, National Association (the “Bank”).  Nothing herein shall require the Company to maintain the Letter of Credit or any other Credit Facility (as defined in the Indenture).

The proceeds of the 2008A Bonds were loaned to the Company pursuant to the terms of a Series 2008A Exempt Facilities Loan Agreement dated as of December 1, 2008, between the Authority and the Company.

Section 1.2  Definitions. Terms used in this Agreement which are defined in the Indenture and are not otherwise defined in this Agreement shall have the meanings set forth in the Indenture unless the context or use clearly indicates another meaning or intent.  In addition to the terms defined in the recital clauses of this Agreement, as used herein:

“Additional Payments” means the amounts required to be paid by the Company pursuant to Section 3.4.

“Agreement” means this Series 2009A Exempt Facilities Loan Agreement, as amended or supplemented from time to time.

“Authority’s Fee” means an amount equal to 0.1% of the amount of the Loan.

“Authorized Representative” means, (i) with respect to the Authority, each person at the time designated to act on behalf of the Authority by written certificate furnished to the Trustee containing the specimen signature of such person and signed on behalf of the Authority by its Secretary or Assistant Secretary, (ii) with respect to the Company, each person at the time designated to act on behalf of the Company by written certificate furnished to the Trustee containing the specimen signature of such person and signed on behalf of the Company by its President, any Vice President, its Treasurer, its Secretary, any Assistant Treasurer or any Assistant Secretary and (iii) with respect to any Credit Facility Issuer, each person at the time designated to act on behalf of the Credit Facility Issuer by written certificate furnished to the Trustee containing the specimen signature of such person and signed on behalf of the Credit Facility Issuer by its President, Vice President, Manager, Treasurer, Secretary, Assistant Treasurer or Assistant Secretary.

“Company’s Tax Certificate” means the Tax Certificate and Agreement of the Company executed on the Issue date with respect to matters necessary to establish and maintain the exclusion from gross income for Federal income tax purposes of the interest on the Bonds.

“Debt Service” means, for any period or payable at any time, the principal of, premium, if any, on and interest on the Bonds for that period or payable at the time whether due on an Interest Payment Date, at maturity or upon acceleration or redemption.

“Issue Date” means April 6, 2009.

“Loan” means the loan by the Authority to the Company of the proceeds of the Bonds pursuant to Section 3.1 in the original principal amount of $100,000,000.

“Loan Payments” means the amounts required to be paid by the Company in repayment of the Loan pursuant to Section 3.2.

“Local Entity” means the Montour County Industrial Development Authority.

“Misuse of Bond Proceeds” means the use of the proceeds of the Bonds for any purpose materially different from the purpose described to and approved by the Authority and in a manner which would cause the Project Facilities to not be a “project” as defined in the Act.

“Project Approval” means the initial official action of the Local Entity declaring its intent with respect to the financing of the Project Facilities.  The date of the Project Approval is March 11, 2009.

“Purchase Payments” means the amounts required to be paid by the Company pursuant to Section 3.3.

“Related Person” shall have the meaning set forth in Section 144(a)(3) of the Code and shall include (to the extent there provided) any parent, subsidiary, affiliated corporation or unincorporated enterprise, majority shareholder and commonly owned entity.

“Remarketing Agreement” means the Remarketing Agreement between the Company and the Remarketing Agent relating to the Bonds, as the same may be amended, supplemented or replaced from time to time.

“Resolutions” means the resolutions of the Authority approving and authorizing the Bonds, the Indenture and this Agreement.

“Unassigned Authority’s Rights” means all of the rights of the Authority to receive Additional Payments under Section 3.4, to be held harmless and indemnified under Section 4.10, to exercise remedies under Section 6.2, to be reimbursed for attorney’s fees and expenses under Section 6.4, and to give or withhold consent to or approval of amendments, modifications, termination or assignment of this Agreement, or sale, transfer, assignment, lease (or assignment of lease) or other disposal of the Project Facilities, or other matters requiring consent or approval under Sections 4.1, 4.2, 4.4, 7.5 and 7.9.

Section 1.3  Company Representations. The Company represents as of the date hereof that:

(a)  It is a limited liability company duly formed and validly existing under the laws of the State of Delaware, is duly qualified to do business in the Commonwealth of Pennsylvania, and has requisite power and legal right to enter into this Agreement and perform its obligations hereunder.  The making and performance of this Agreement on the part of the Company have been duly authorized by all necessary limited liability company action.

(b)  The Project Facilities constitute “pollution control facilities” as defined in the Act and are consistent with the purposes of the Act.

(c)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict in any material respect with or constitute a material violation or breach of, or a material default under, the Company’s certificate of formation or Limited Liability Company Agreement, or any indenture or other material agreement or instrument to which the Company is a party or by which it or any of its property is bound.

(d)  This Agreement and the Note have been duly authorized, executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable proceedings (whether considered in a proceeding in equity or at law) and by an implied covenant of good faith, fair dealing and reasonableness).

(e)  The Company is not a Disqualified Contractor.

(f)  At least 95% of the proceeds of the Prior Bonds were issued to provide “solid waste disposal facilities” within the meaning of Section 142(a)(6) of the Code, and the applicable regulations thereunder.

(g)  There are no remaining unspent proceeds of the Prior Bonds.

(h)  The Company will use and operate the Project Facilities in a manner consistent with the purposes of the Project Facilities and the Act and the Company knows of no reason why the Project Facilities will not be so used or operated.

(i)  The information furnished by the Company and used by the Authority in preparing the arbitrage certificate pursuant to Section 148 of the Code and in preparing the Form 8038 information statement pursuant to Section 149(e) of the Code will be accurate and complete as of the Issue Date.

(j)  Neither the Prior Bonds nor the Bonds are or will be “federally guaranteed,” as defined in Section 149(b) of the Code.

(k)  At no time will any funds constituting gross proceeds of the Bonds be used in a manner as would constitute failure of compliance with Section 148 of the Code.

(l)  The proceeds derived from the sale of the Bonds (other than any accrued interest thereon) will be used exclusively to refund the outstanding principal amount of the Prior Bonds.  The principal amount of the Bonds does not exceed the outstanding principal amount of the Prior Bonds.  None of the proceeds (within the meaning of Section 147(g) of the Code) of the Bonds will be used to pay for any costs of issuance of the Bonds.

(m)  On the date of issuance and delivery of the Prior Bonds, the Company reasonably expected that all of the proceeds of such Prior Bonds would be used to carry out the governmental purposes of such issue within the three-year period beginning on the date such issue was issued and none of the proceeds of such issue, if any, were invested in nonpurpose investments having a substantially guaranteed yield for three years or more.

(n)  Neither the average maturity of the Prior Bonds nor the average maturity of the Bonds exceeds 120% of the average reasonably expected economic lives of the facilities financed or refinanced by the proceeds of the Bonds (determined under Section 147(b) of the Code).

(o)  It is not anticipated, as of the date hereof, that there will be created any “replacement proceeds,” within the meaning of Section 1.148-1(c) of the Treasury Regulations, with respect to the Bonds; however, in the event that any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Section 148 of the Code.

Section 1.4  Authority Findings and Representations. The Authority hereby confirms its findings and represents that:

(a)  The Authority is a public body corporate and politic established in the Commonwealth of Pennsylvania pursuant to the laws of the Commonwealth of Pennsylvania (including the Act).  Under the Act, the Authority has the power to enter into the Indenture, the Purchase Agreement and this Agreement and to carry out its obligations thereunder and to issue the Bonds to finance the Project Facilities.

(b)  By adoption of the Resolutions at one or more duly convened meetings of the Authority at which a quorum was present and acting throughout, the Authority has duly authorized the execution and delivery of the Indenture, the Purchase Agreement and this Agreement and performance of its obligations thereunder and the issuance of the Bonds.  Simultaneously with the execution and delivery of this Agreement, the Authority has duly executed and delivered the Indenture and issued and sold the Bonds.

(c)  Based on representations and information furnished to the Authority by or on behalf of the Company and the Local Entity, the Authority has found that the Company is qualified to be a beneficiary of financing provided by the Authority pursuant to the Act.

(d)  Based on representations and information furnished to the Authority by or on behalf of the Company, the Authority has found that the Project Facilities (i) will promote the public purposes of the Act, (ii) are located within the boundaries of the Commonwealth of Pennsylvania, and (iii) will constitute a project within the meaning of the Act.

(e)  The refunding of the Prior Bonds has been approved (1) by the Local Entity, as required by the Act, and (2) by the Authority by adoption of the Resolutions, as required by the Act.

(f)  The Authority has not and will not pledge the income and revenues derived from this Agreement other than pursuant to and as set forth in the Indenture.

II.           Refunding the Prior Bonds

Section 2.1  Issuance of Bonds; Application of Proceeds. To provide funds to make the Loan for purposes of refunding the Prior Bonds, the Authority will issue the Bonds in the aggregate principal amount of $100,000,000.  The Bonds will be issued pursuant to the Indenture and will bear interest, mature and be subject to redemption all as set forth therein. The Company hereby approves the terms and conditions of the Indenture and the Bonds, and the terms and conditions under which the Bonds will be issued, sold and delivered.

The proceeds from the sale of the Bonds (including any underwriting discount) shall be loaned to the Company pursuant to Section 3.1, and such proceeds (net of any underwriting discount) shall be paid over to the Trustee for the purpose of refunding the Prior Bonds as provided in the Indenture.

Section 2.2  Investment and Use of Fund Moneys. At the written request of an Authorized Representative of the Company, any moneys held as part of the Bond Fund (except moneys representing principal of, or premium, if any, or interest on, any Bonds which are deemed paid under Section 16.01 of the Indenture) shall be invested or reinvested by the Trustee as provided in Section 8.02 of the Indenture.  The Authority and the Company each hereby covenants that it will restrict that investment and reinvestment and the use of the proceeds of the Bonds in such manner and to such extent, if any, as may be necessary, after taking into account reasonable expectations at the time of delivery of and payment for the Bonds, so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code.

Any Authorized Representative of the Authority having responsibility for issuing the Bonds is authorized and directed, alone or in conjunction with an Authorized Representative of the Company and/or any other officer, partner, employee or agent of or consultant to the Authority or the Company, to give an appropriate certificate of the Authority pursuant to Section 148 of the Code, for inclusion in the transcript of proceedings for the issuance of the Bonds, setting forth the reasonable expectations of the Authority regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which those expectations are based, all as of the Issue Date.  The Company shall provide the Authority with, and the Authority’s certificate may be based on, a certificate of the Authorized Representative of the Company or other appropriate officer, partner, employee or agent of or consultant to the Company setting forth the reasonable expectations of the Company on the Issue Date regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which they are based.

Section 2.3  Rebate Fund. The Company agrees to make such payments to the Trustee as are required of the Company under Section 6.04 of the Indenture.  The obligation of the Company to make such payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture.

III.           Loan By Authority; Loan Payments; Other Payments

Section 3.1  Loan by Authority. Upon the terms and conditions of this Agreement, the Authority will make the Loan to the Company on the Issue Date in a principal amount equal to the aggregate principal amount of the Bonds.  The Loan shall be deemed fully advanced upon disbursement of the Bond proceeds in accordance with Section 4.01 of the Indenture.

Section 3.2  Loan Payments.

(a)           In consideration of the issuance, sale and delivery of the Bonds by the Authority, the Company hereby agrees to pay to the Trustee for the account of the Authority Loan Payments in such amounts and manner so as to enable the Trustee to make payment of the principal of, and premium, if any, and accrued interest on the Bonds as the same shall become due and payable whether at stated maturity or by acceleration, redemption or otherwise in accordance with the terms of the Indenture; provided, however, that the obligation of the Company to make any Loan Payment hereunder shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Authority of the principal of or premium, if any, or interest on the Bonds.  Pursuant to the Indenture, the Authority directs the Trustee to apply such Loan Payments in the manner provided in the Indenture.  Whenever payment or provision for payment has been made in respect of the principal of, or premium, if any, and interest on all of the Bonds, the Loan Payments shall be deemed paid in full.

(b)           The obligation of the Company to make the Loan Payments directly to the Trustee, as the assignee of the Authority under the Indenture, shall be evidenced by the Company’s Note substantially in the form of Exhibit B hereto, which shall be delivered concurrently with the delivery by the Authority of the Bonds.

(c)           Notwithstanding the foregoing, while any Credit Facility is in effect with respect to the Bonds, the Company’s obligation to make Loan Payments hereunder in respect of the principal of, and premium, if any, and accrued interest on the Bonds shall be deemed to have been satisfied to the extent that moneys shall have been paid by a Credit Facility Issuer to the Trustee for such payment in respect of the Bonds, which amounts may be reimbursed by the Company directly to such Credit Facility Issuer, and no Event of Default shall occur hereunder by reason of any failure of the Company to make any such Loan Payment to the Trustee under subsection (a) above unless the Trustee is notified by the Credit Facility Issuer of the Company’s failure to have reimbursed the Credit Facility Issuer (if any) in accordance with the terms of the Credit Facility.

Section 3.3  Purchase Payments. To the extent that moneys on deposit in the Remarketing Proceeds Account of the Purchase Fund established under the Indenture are insufficient to pay the full purchase price of Bonds payable pursuant to Section 5.03 of the Indenture on the applicable Purchase Date, the Company shall promptly pay to the Trustee as Purchase Payments for deposit in the Company Fund established under Section 5.07 of the Indenture amounts sufficient to cover such shortfalls in sufficient time to enable the Trustee to deliver to the Tender Agent the purchase price of Bonds payable pursuant to Section 5.03 of the Indenture; provided, however, that the obligation of the Company to make any Purchase Payment hereunder shall be deemed to have been satisfied to the extent that moneys shall have been paid by a Credit Facility Issuer to the Trustee for such payment in respect of the Bonds.

Section 3.4  Additional Payments. The Company shall pay as Additional Payments hereunder: (a) to the Authority, the Authority’s Fee on the Issue Date and any and all costs and expenses (including reasonable legal fees and expenses) incurred or to be paid by the Authority in connection with the issuance and delivery of the Bonds or otherwise related to actions taken by the Authority under this Agreement or the Indenture or any amendment thereof, supplement thereto or consent or waiver thereunder, including without limitation any annual charge made by a rating agency to maintain a rating on the Bonds; (b) to the Local Entity, the Local Entity’s fee on the Issue Date and any and all costs and expenses incurred or to be paid by the Local Entity in connection with the Project Facilities; and (c) to the Trustee, the Tender Agent, the Bond Registrar, the Paying Agent and their agents, their reasonable fees, charges and expenses for acting as such under the Indenture.  The obligations of the Company under clause (c) shall survive the termination of this Agreement and the Indenture, payment or defeasance of the Bonds and the removal or resignation of the Trustee, the Tender Agent, the Bond Registrar or the Paying Agent in accordance with the Indenture for any reason.

Section 3.5  Obligations Unconditional. The obligations of the Company to make Loan Payments, Purchase Payments and Additional Payments shall be absolute and unconditional, and the Company shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including without limitation any defense, set-off, recoupment or counterclaim which the Company may have or assert against the Authority, the Trustee, the Remarketing Agent or any other Person, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement, it being the intention of the parties that the payments required of the Company hereunder will be paid in full when due without any delay or diminution whatsoever.  Loan Payments and Purchase Payments required to be paid by or on behalf of the Company hereunder shall be received by the Authority or the Trustee as net sums and the Company agrees to pay or cause to be paid all charges against or which might diminish such net sums.

Section 3.6  Assignment of Authority’s Rights. To secure the payment of the Debt Service, the Authority shall pledge and assign to the Trustee all the Authority’s rights in, to and under this Agreement (except for the Unassigned Authority’s Rights), the Revenues, the Note and the other property comprising the Trust Estate.  The Company consents to such pledge and assignment and agrees to make or cause to be made Loan Payments and Purchase Payments directly to the Trustee without defense or set-off by reason of any dispute between the Company and the Trustee, and further agrees to issue and deliver the Note directly to the Trustee to be held by the Trustee in accordance with the provisions of the Indenture.  Whenever the Company is required to obtain the consent of the Authority hereunder, the Company shall also obtain the consent of the Trustee; provided that, except as otherwise expressly stipulated herein or in the Indenture, the Company shall not be required to obtain the Trustee’s consent with respect to the Unassigned Authority’s Rights.

IV.           Additional Covenants of the Company

Section 4.1  Maintenance of Existence. So long as the Bonds are Outstanding, the Company will maintain its existence and its qualification to do business in Pennsylvania, except that it may dispose of all or substantially all of its assets and may consolidate with or merge into another limited liability company, corporation or entity or permit one or more limited liability companies, corporations or entities to consolidate with or merge into it so long as (i) (A) the surviving, resulting or transferee limited liability company, corporation or entity, if other than the Company, (1) is solvent, (2) assumes in writing all of the obligations of the Company hereunder and under the Note, (3) is an entity duly organized under the laws of one of the states of the United States of America, is duly qualified to do business in the Commonwealth of Pennsylvania, provided that the Company shall have delivered to the Trustee a certificate from an officer of the Company to the effect that such disposition, consolidation, merger and assumption complies with the provisions of this Agreement and (4) is not a Disqualified Contractor, and (B) if the surviving, resulting or transferee limited liability company, corporation or entity is not the Company or an affiliate of the Company, with the consent of the Authority, which consent shall not be unreasonably withheld, (ii) immediately thereafter neither the Company nor its successor will be in default under the Agreement or the Note and (iii) the provisions of Section 7.9 are satisfied.

Section 4.2  No Misuse of Bond Proceeds; No Assignment; Maintenance of Employment; No Sale, Removal or Demolition of Project Facilities.

(a)  The Company shall not cause, permit or suffer to exist a Misuse of Bond Proceeds.

(b)  The Company shall not assign its interest under this Agreement in violation of Section 7.9.

(c)  The Company shall maintain at least 50% of the employment levels stated in the Local Entity’s application to the Authority on behalf of the Company pursuant to which the Bonds are issued or shall seek a waiver of this requirement from the Pennsylvania Department of Community and Economic Development.

(d)       The Company shall not permit the Project Facilities or any material portion thereof to be sold, transferred or otherwise disposed of (other than as permitted by Section 4.1 and Section 4.4), or undertake or permit the demolition or removal of the Project Facilities or any material portion thereof, without the prior written consent of the Authority; provided that the Company (or a subsidiary of the Company) shall be permitted, without any such consent (i) to sell, transfer, assign or otherwise dispose of or remove all or any portion of the Project Facilities which are obsolete, retired or replaced in the ordinary course of business; and (ii) to demolish or remove a portion of the Project Facilities, in each case if the Company shall have first obtained an opinion of Bond Counsel to the effect that such demolition or removal is authorized or not prohibited under the Act and will not adversely affect the exclusion from gross income of interest on the Bonds for federal income tax purposes.

Section 4.3  Reserved.

Section 4.4   Lease by Company.  The Company (or a subsidiary of the Company) may, subject to the provisions of Sections 4.11 and 4.12, lease the Project Facilities, in whole or in part, to one or more Persons, provided that:

(a)           No such lease shall relieve the Company from its obligations under this Agreement, the Indenture, or the Remarketing Agreement;

(b)           In connection with any such lease the Company (or a subsidiary of the Company) shall retain such rights and interests as will permit it to comply with its obligations under this Agreement, the Indenture, and the Remarketing Agreement;

(c)           No such lease shall impair materially the accomplishment of the purposes of the Act to be accomplished by operation of the Project Facilities as herein provided;

(d)           Any such lease shall require the lessee to operate the Project Facilities as a “project” under the Act as long as the Bonds are Outstanding;

(e)           In the case of a lease to a new lessee or an assignment of an existing lease to a new lessee of substantially all of the Project Facilities, (i) such new lessee shall not be a Disqualified Contractor and (ii) unless the new lessee is an affiliate of the Company, such new lessee shall have been approved by the Authority (such approval not to be unreasonably withheld); and

(f)           Any lessees under any such leases, including any leases in force on the date of issuance of the Bonds, shall be subject to the applicable terms and conditions of Section 4.12.

Section 4.5  Financial Statements; Books and Records. The Company shall prepare or have prepared financial statements in accordance with generally accepted accounting principles and shall keep true and proper books of records and accounts in which full and correct entries are made of all its business transactions.  Copies of such financial statements shall be provided to the Authority and the Trustee promptly upon request.

Section 4.6  Taxes, Other Governmental Charges and Utility Charges. The Company shall pay, or cause to be paid before the same become delinquent, all taxes, assessments, whether general or special, and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Project Facilities, including any equipment or related property installed or brought by the Company therein or thereon, and all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project Facilities; provided that with respect to special assessments or other governmental charges that lawfully may be paid in installments over a period of years, the Company shall be obligated to pay only such installments as are required to be paid during the term hereof; and provided further that the Company may, at its expense, in good faith contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom.  The Company shall also comply in all material respects at its own cost and expense with all notices received from public authorities with respect to the Project Facilities, subject to the Company’s right to contest such notices in good faith.

Section 4.7   Insurance.  The Company shall at its own cost and expense obtain or cause to be obtained insurance policies against such risks, and in such amounts, as are customarily insured against by entities owning facilities of like size and type to the Project Facilities, paying, as the same become due and payable, all premiums in respect thereof; provided that the Company may self-insure in such amounts and against such risks as the Company shall deem reasonable and prudent.  All proceeds of such insurance shall be for the account of the Company.

Section 4.8  Damage to or Condemnation of Project Facilities.  Notwithstanding any right of the Company to direct the Authority to call the Bonds for extraordinary optional redemption in the event of damage, destruction or condemnation of all or a substantial portion of the Project Facilities pursuant to Section 9.01(a)(iv) of the Indenture, no such damage, destruction of or condemnation of all or a substantial portion of the Project Facilities shall terminate this Agreement or relieve the Company of its obligations to make payments under this Agreement or the Note.

Section 4.9  Misuse of Bond Proceeds. The Company shall give the Authority, the Trustee and the Remarketing Agent prompt written notice of any Misuse of Bond Proceeds.

Section 4.10  Indemnification. The Company will indemnify and hold harmless the Authority and each member, director, officer, employee, attorney and agent of the Authority for and against any and all claims, losses, damages or liabilities (including the costs and expenses of defending against any such claims) to which the Authority or any member, director, officer, employee or agent of the Authority may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise directly or indirectly out of (a) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the construction, maintenance, operation and use of the Project Facilities; (b) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement or the Note or any related document, or arising from any act or failure to act by the Company or any of its agents, contractors, servants, employees or licensees; (c) the authorization, issuance and sale of the Bonds, or the provision of any information or certification furnished in connection therewith concerning the Bonds, the Project Facilities or the Company (including, without limitation, any information furnished by the Company for inclusion in any certification made by the Authority or for inclusion in, or as a basis for preparation of, the information statements furnished by the Authority and any information or certification obtained from the Company) to assure the exclusion of the interest on the Bonds from the gross income of the holders thereof for federal income tax purposes; (d) the Company’s failure to comply with any requirements of this Agreement pertaining to compliance with the Code to assure such exclusion of the interest or the provisions set forth in Sections 4.11 and 4.12; (e) any failure by the Company to comply with the provisions of the Act; and (f) any claim, action or proceeding brought with respect to any matter set forth in clause (a), (b), (c), (d) or (e) above.

The Company will indemnify and hold the Trustee and its directors, officers, agents and employees (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket expenses, incidental expenses, reasonable legal fees and expenses, and the reasonable costs and expenses of defending against any such claim (“Losses”) that may be imposed on, incurred by or asserted against, the Indemnitees or any of them for following any instruction or other direction upon which the Trustee is authorized to rely pursuant to the terms of this Agreement, the Bonds, the Note or the Indenture.  In addition to and not in limitation of the immediately preceding sentence, the Company also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against the Indemnitees or any of them in connection with or arising out of the Trustee’s performance under this Agreement, the Bonds or the Indenture or the administration thereof, or in collecting under the Note, except in any case as a result of the gross negligence, willful misconduct or bad faith of the Trustee.

In case any action or proceeding is brought against the Authority or the Trustee in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding brought against it to the Company, and the Company upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided that failure of a party to give that notice shall not relieve the Company from any of its obligations under this Section unless (and then only to the extent) that failure prejudices the defense of the action or proceeding by the Company.  At its own expense, an indemnified party may employ separate counsel and participate in the defense.  The Authority or the Trustee, as the case may be, will cooperate with the Company, at the Company’s expense, with respect to its assumption of the defense of any such action or proceeding, and will take such reasonable actions as are requested of it by the Company, at the Company’s expense, in connection therewith.  The Company shall not be liable for any settlement made without its consent, which shall not be unreasonably withheld.  The Company shall not approve any settlement involving the Trustee without the Trustee’s prior written consent, which shall not be unreasonably withheld.

The indemnification set forth above is intended to and shall (i) include the indemnification of all affected directors, officers, agents and employees of the Authority and the Trustee, respectively, and (ii) be enforceable by the Authority and the Trustee, respectively, to the full extent permitted by law.

The provisions of this Section 4.10 shall survive the termination of this Agreement and the Indenture, payment or defeasance of the Bonds and the removal or resignation of the Trustee in accordance with the Indenture for any reason.

Section 4.11  Tax Covenants of Company and Authority.

(a)   The Company covenants and represents that it shall:

(1)  at all times do and perform all acts and things necessary or desirable and within its reasonable control in order to assure that interest paid on the Bonds shall not be includable in the gross income of any holder thereof for federal income tax purposes (other than any holder who is a “substantial user” of the Project Facilities or a “related person” of such a user within the meaning of Section 147(a) of the Code);

(2)  take such actions as shall be necessary and within its reasonable control to cause the representations and warranties in clauses (f) through (m) and (o) of Section 1.3 hereof to remain true and correct during such periods as shall be necessary to maintain the exclusion of interest paid on the Bonds from the gross income of the holders thereof for federal income tax purposes (other than a holder who is a “substantial user” of the Project Facilities or a “related person” as those terms are used in Section 147(a) of the Code); and

(3)  not otherwise take or omit to take, or permit to be taken on its behalf, any actions which, if taken or omitted, would adversely affect the excludability from the gross income of the holders of interest paid on the Bonds for federal income tax purposes (other than a holder who is a “substantial user” of the Project Facilities or a “related person” as those terms are used in Section 147(a) of the Code).

(b)           The Authority and the Company mutually covenant for the benefit of the Bondholders that they will not use the proceeds of the Bonds, any moneys derived, directly or indirectly, from the use or investment thereof or any other moneys on deposit in any fund or account maintained in respect of the Bonds (whether such moneys were derived from the proceeds of the sale of the Bonds or from other sources) in a manner which would cause the Bonds to be treated as “arbitrage bonds” within the meaning of Section 148 of the Code.

Section 4.12  Reserved.

Section 4.13  Nondiscrimination/Sexual Harassment Clause. The Company hereby accepts and agrees to be bound by the standard Nondiscrimination/Sexual Harassment Clause set forth in Exhibit C attached hereto.  For purposes of such Nondiscrimination/Sexual Harassment Clause, the parties hereto understand that (i) this Agreement is the “contract” and (ii) there is no subcontractor for the performance of the Company’s obligations under this Agreement.

Section 4.14   Right-to-Know. Included in and made a part of this Agreement is Exhibit D, a clause pertaining to compliance with the Pennsylvania Right-To-Know Law.

V.           Redemption of Bonds

Section 5.1  Optional Redemption. At any time and from time to time, the Company may deliver or cause to be delivered Loan Payments to the Trustee in addition to the scheduled Loan Payments required to be made under Section 3.2 and direct the Trustee to use the Loan Payments so delivered for the purpose of calling Bonds for optional or extraordinary optional redemption in accordance with the applicable provisions of the Indenture and redeeming such Bonds at the redemption price stated in the Indenture. Such Loan Payments shall be held and applied as provided in Section 6.02 of the Indenture and delivery thereof shall not operate to abate or postpone Loan Payments otherwise becoming due or to alter or suspend any other obligations of the Company under this Agreement.  Whenever the Bonds are subject to optional redemption pursuant to the Indenture, the Authority will, but only upon direction of the Company, direct the Trustee to call the same for redemption as provided in the Indenture.

Section 5.2  Mandatory Redemption.  The Company shall deliver or cause to be delivered to the Trustee the moneys needed to redeem the Bonds in accordance with the mandatory redemption provisions set forth in the Bonds and the Indenture.  Whenever the Bonds are subject to mandatory redemption pursuant to the Indenture, the Company will cooperate with the Authority and the Trustee in effecting such redemption.

Section 5.3  Actions by Authority. At the request of the Company or the Trustee, the Authority shall take all steps required of it under the applicable provisions of the Indenture or the Bonds to effect the redemption of all or a portion of the Bonds pursuant to this Article.

VI.           Events Of Default And Remedies

Section 6.1  Events of Default. Each of the following shall be an Event of Default:

(a)  Failure by the Company to make or cause to be made any Loan Payment or Purchase Payment which shall have resulted in an Event of Default described in clause (a), (b) or (d) of Section 11.01 of the Indenture;

(b)  Failure by the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed under this Agreement or the Note (other than payment obligations on the Note) for a period of sixty (60) days after written notice, specifying such failure and requesting that it be remedied, given to the Company by the Trustee; provided, that if such failure is of such nature that it can be corrected (as agreed to by the Trustee) but not within such period, the same shall not constitute an Event of Default so long as the Company institutes prompt corrective action and is diligently pursuing the same and provided further, that if the Company is unable to institute corrective action or to pursue the same because of circumstances beyond its control, the same shall not constitute an Event of Default until such circumstances no longer exist and then only after the Company has had an opportunity to remedy the same as provided above;

(c)  The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, or (ii) admit in writing its inability to pay its debts generally as they become due, or (iii) make a general assignment for the benefit of creditors, or (iv) be adjudicated a bankrupt or insolvent, or (v) commence a voluntary case under the United States Bankruptcy Code, or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief, or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or limited liability company action shall be taken by it for the purpose of effecting any of the foregoing, or (vi) have instituted against it, without the application, approval or consent of the Company, a proceeding in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of the Company an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Company or of all or any substantial part of their assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) remain unvacated, undismissed and undischarged for a period of 90 days; and

(d)  For any reason the Bonds are declared due and payable by acceleration in accordance with Section 11.02 of the Indenture and such acceleration shall not have been annulled.

The declaration of an Event of Default under paragraph (d) above, and the exercise of remedies upon any such declaration, shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.

Section 6.2  Remedies on Default.

(a)  Whenever an Event of Default shall have happened and be subsisting uncured, any one or more of the following remedial steps may be taken:

(1)           If acceleration of the principal amount of the Bonds has been declared pursuant to Section 11.02 of the Indenture, the Trustee, by notice in writing to the Company, shall declare all Loan Payments and amounts due on the Note to be immediately due and payable, whereupon the same shall become immediately due and payable; and

(2)           The Authority or the Trustee may pursue any and all remedies now or hereafter existing at law or in equity to collect all amounts then due and thereafter to become due under this Agreement or to enforce the performance and observance of any other obligation or agreement of the Company under this Agreement and the Note.

(b)  The Company covenants that, in case it shall fail to pay or cause to be paid any Loan Payments or Purchase Payments as and when the same shall become due and payable whether at maturity or by acceleration or otherwise, then, upon demand of the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable hereunder; and, in addition thereto, such further amounts as shall be sufficient to cover the reasonable costs and expenses of collection, including a reasonable compensation to the Trustee, its agents and counsel, and any expenses or liabilities incurred by the Authority or the Trustee, including counsel fees and expenses.  In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid.

(c)  In case there shall be pending proceedings for the bankruptcy or reorganization of the Company under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the benefit of the creditors or the property of the Company, the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount due hereunder, including interest owing and unpaid in respect thereof, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses.  Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Authority or the Trustee, and to pay to the Authority or the Trustee any amount due it for compensation and expenses, including counsel fees and expenses incurred by it up to the date of such distribution.

(d)  Notwithstanding the foregoing, the Trustee shall not be obligated to take any step which in its opinion will or might cause it to expend money or otherwise incur liability unless and until a satisfactory indemnity bond has been furnished to the Trustee at no cost or expense to the Trustee.  Any amounts collected as Loan Payments or applicable to Loan Payments and any other amounts which would be applicable to payment of Debt Service collected pursuant to action taken under this Section shall, after the deduction of the Trustee’s charges and expenses, be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the Outstanding Bonds have been paid and discharged in accordance with the provisions of the Indenture, shall be paid as provided in Section 6.02(e) of the Indenture for transfers of remaining amounts in the Bond Fund.

(e)  The provisions of this Section are subject to the further limitation that the annulment by the Trustee of its declaration pursuant to Section 11.02 of the Indenture that all of the Bonds are immediately due and payable also shall constitute an annulment of any corresponding declaration made pursuant to Subsection 6.2(a)(1); provided that no such waiver or rescission shall extend to or affect any subsequent or other default or impair any right consequent thereon.

Section 6.3  Remedies Not Exclusive. No remedy conferred upon or reserved to the Authority or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, including without limitation the remedies provided in the Act, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, or now or hereafter existing at law or in equity.  No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Authority or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.

Section 6.4  Payment of Legal Fees and Expenses. If an Event of Default should occur and the Authority, the Credit Facility Issuer (if any) or the Trustee should incur expenses, including reasonable attorneys’ fees and expenses, in connection with the enforcement of this Agreement, the Indenture, the Note or the collection of sums due hereunder or thereunder, the Company shall reimburse the Authority, the Credit Facility Issuer (if any) and the Trustee, as applicable, for the expenses so incurred, upon demand.

Section 6.5  No Waiver. No failure by the Authority or the Trustee to insist upon the strict performance by the Company of any provision hereof or of the Note shall constitute a waiver of their right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof.  No failure by the Company to observe and perform any of the covenants set forth in Section 4.2 hereof shall be waived by the Trustee without the written consent of the Authority.

Section 6.6  Notice of Default. The Company shall immediately notify the Trustee and the Authority in writing if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.

VII.           Miscellaneous

Section 7.1  Term of Agreement. This Agreement shall be and remain in full force and effect from the Issue Date until such time as all of the Bonds shall have been fully paid (or provision made for such payment) pursuant to the Indenture, the Indenture shall have been released pursuant to Section 16.01 thereof, and all other sums payable by the Company under this Agreement shall have been paid, except for obligations of the Company under Section 3.4(c) and Section 4.10, which shall survive any termination of this Agreement.

Section 7.2  Notices. All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, sent by telecopier or nationally recognized overnight courier or delivered in person and addressed or sent as follows:

If to the Company:	PPL Energy Supply, LLC
Two North Ninth Street
Allentown, PA 18101
Telecopier No.: 610-774-5235
Attention: Russell R. Clelland

If to the Authority:
Pennsylvania Economic Development Financing Authority
Pa. Department of Community and Economic Development
Commonwealth Keystone Building
400 North Street, 4th Floor
Harrisburg, PA  17120-0225
Telecopier No.: 717-787-0879
Attention:  Executive Director

If to the Trustee:	The Bank of New York Mellon Trust Company, N.A.
1600 Market Street, 15th Floor
Philadelphia, PA 19103
Telecopier No.: 215-981-0352
Attention: Global Corporate Trust

If to the Remarketing Agent:	Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004
Telecopier No.: 212-428-3132
Attention: Municipal Money Market Desk

The Company, the Authority, the Trustee and the Remarketing Agent, by notice given hereunder to the Persons listed above, may designate any further or different addresses or telecopier numbers to which subsequent notices, certificates, requests or other communications shall be sent.

Section 7.3  Limitation of Liability; No Personal Liability. In the exercise of the powers of the Authority or the Trustee hereunder or under the Indenture, including without limitation the application of moneys and the investment of funds, neither the Authority or the Trustee nor their members, directors, officers, employees or agents shall be accountable to the Company for any action taken or omitted by any of them in good faith and with the belief that it is authorized or within the discretion or rights or powers conferred.  The Authority, the Trustee and their members, directors, officers, employees and agents shall be protected in acting upon any paper or document believed to be genuine, and any of them may conclusively rely upon the advice of counsel and may (but need not) require further evidence of any fact or matter before taking any action.  In the event of any default by the Authority hereunder, the liability of the Authority to the Company shall be enforceable only out of the Authority’s interest under this Agreement and there shall be no other recourse for damages by the Company against the Authority, its members, directors, officers, attorneys, agents and employees, or any of the property now or hereafter owned by it or them.  All covenants, obligations and agreements of the Authority contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law.  No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future member, director, officer, agent or employee of the Authority, and no official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Authority contained in this Agreement or the Indenture.

Section 7.4  Binding Effect. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Authority, the Company and their respective successors and assigns; provided that this Agreement may not be assigned by the Company (except in connection with a sale or transfer of assets pursuant to Section 4.1 or in compliance with Section 7.9) and may not be assigned by the Authority except to the Trustee pursuant to the Indenture or by the Trustee to a successor Trustee, or as otherwise may be necessary to enforce or secure payment of Debt Service.  This Agreement may be enforced only by the parties, their assignees and others who may, by law, stand in their respective places.

Section 7.5  Amendments. Except as otherwise expressly provided in this Agreement or the Indenture, subsequent to the issuance of the Bonds and unless and until all conditions provided for in the Indenture for release of the Indenture are met, this Agreement may not be effectively amended, modified or terminated except by an instrument in writing signed by the Company and the Authority, consented to by the Trustee, and in accordance with the provisions of Article XV of the Indenture as applicable.

Section 7.6  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

Section 7.7  Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein.  Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative and entered into in the manner and to the full extent permitted by applicable law.

Section 7.8  Governing Law. This Agreement shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Section 7.9  Assignment. Except as otherwise provided in this Section 7.9, the Company shall not assign this Agreement or any interest of the Company herein, either in whole or in part, without the prior written consent of the Trustee, which consent shall be given if the following conditions are fulfilled: (i) the assignee assumes in writing all of the obligations of the Company hereunder; (ii) the assignee provides the Trustee with an opinion of Counsel satisfactory to the Trustee to the effect that neither the validity nor the enforceability of this Agreement shall be adversely affected by such assignment; (iii) the Project Facilities shall continue in the opinion of Bond Counsel to be a “project” as such term is defined in the Act after such assignment; (iv) such assignment shall not, in the opinion of Bond Counsel, have an adverse effect on the exclusion from gross income for federal income tax purposes of interest on the Bonds; (v) the assignee shall not be a Disqualified Contractor and shall provide a written certification to such effect to the Trustee and the Authority; and (vi) if the assignee is other than an affiliate of the Company, consent by the Authority, which consent shall not be unreasonably withheld.  Subject to the foregoing, the terms “Authority,” “Company,” “Trustee” and “Remarketing Agent” shall, where the context requires, include the respective successors and assigns of such persons.

Section 7.10  Receipt of Indenture. The Company hereby acknowledges that it has received an executed copy of the Indenture and is familiar with its provisions, and agrees that it is subject to and bound by the terms thereof (including the terms thereof relating to obligations of the Company) and it will take all such actions as are required or contemplated of it under the Indenture to preserve and protect the rights of the Trustee and of the Bondholders thereunder and that it will not take any action which would cause a default or Event of Default thereunder.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Authority and the Company, intending to be legally bound, have caused this Agreement to be duly executed in their respective names, all as of the date first above written.

[SEAL]	PENNSYLVANIA ECONOMIC DEVELOPMENT FINANCING AUTHORITY

Attest________________________ (Assistant) Secretary	By ________________________ Stephen M. Drizos Executive Director

PPL ENERGY SUPPLY, LLC

By ________________________ Name: James E. Abel Title: Vice President and Treasurer

EXHIBIT A

DESCRIPTION OF PROJECT FACILITIES

The Project Facilities consist generally of those portions of the Company’s wet limestone flue gas desulfurization (or “FGD”) systems currently being installed at the Montour Plant, the Brunner Island Plant and the Keystone Plant.  The Montour Plant consists of two coal-fired electric generating units; each rated at 745 megawatt electric (“MW(e)”) gross and 755 MW(e) gross maximum continuous load.  The Brunner Island Plant consists of three coal-fired electric generating units; Unit 1 is rated at 363.3 MW(e); Unit 2 is rated at 405 MW(e); and Unit 3 is rated at 790.4 MW(e).  The Keystone Plant consists of two coal-fired electric generating units, with a total rating of approximately 1700 MW(e).  The Company is one of seven entities that own the Keystone Plant.  Reliant Energy, another owner, operates the Keystone Plant under contract with the owners.  Specifically, the Company will (i) install one FGD unit at each of Units 1 and 2 at the Montour Plant, (ii) install one FGD unit at Unit 3 and one FGD unit for Units 1 and 2 at the Brunner Island Plant, and (iii) pay a portion of its allocable share of qualifying costs of the FGD systems for the two units at the Keystone Plant.  The FGD systems are designed to remove over 97% of the sulfur dioxide (SO2) in the exhaust, or flue gas, created by the burning of coal at the Plants through a series of processes that will involve, among other things, the injection of a limestone and water mixture into the flue gas to ultimately form calcium sulfate, or gypsum, as a byproduct.

EXHIBIT B

PPL ENERGY SUPPLY, LLC

EXEMPT FACILITIES NOTE

(PENNSYLVANIA ECONOMIC DEVELOPMENT FINANCING AUTHORITY)

SERIES 2009A

This Note is issued pursuant to a Series 2009A Exempt Facilities Loan Agreement dated as of April 1, 2009 the “Agreement”) by and between the Pennsylvania Economic Development Financing Authority (the “Authority”) and the Company (as hereinafter defined) relating to the refunding of bonds previously issued to provide financing for certain costs of Project Facilities as described below through the issuance of the Authority’s Exempt Facilities Revenue Refunding Bonds, Series 2009A (PPL Energy Supply, LLC Project) in an aggregate principal amount of $100,000,000 (the “Bonds”).  The proceeds of the Bonds will be applied to refund all of the Exempt Facilities Revenue Bonds, Series 2008A (PPL Energy Supply, LLC Project) (the “Prior Bonds”), issued by the Authority for the purpose of financing the cost of certain “pollution control facilities” (as defined in the Act) (collectively, the “Project Facilities”), as more particularly described on Exhibit A attached to the Agreement, on behalf of the Company.

PPL Energy Supply, LLC (the “Company”), a Delaware limited liability company, for value received, unconditionally promises to pay to The Bank of New York Mellon Trust Company, N.A., as Trustee (including its successors in such capacity, the “Trustee”) under the Trust Indenture dated as of April 1, 2009 (as the same may be amended and supplemented from time to time, the “Indenture”) between the Trustee and the Authority, the principal sum of ONE HUNDRED MILLION DOLLARS ($100,000,000.00) on December 1, 2038, and to pay (i) interest thereon from the date hereof until the payment of such principal sum has been made or provided for at a rate or rates at all times equal to the interest rate or rates from time to time borne by the Bonds and payable on each date that interest is payable on the Bonds, and (ii) to the extent provided by law, on overdue interest at the rate or rates borne by the Bonds; provided, however, that the obligation of the Company to make any payment hereunder (a) shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Authority of the principal of or premium or interest on the Bonds and (b) if a Credit Facility is in effect with respect to the Bonds, shall be deemed to have been satisfied to the extent that moneys shall have been paid by a Credit Facility Issuer to the Trustee for such payment in respect of the Bonds.

If the Bonds become subject to redemption as provided therein and in the Indenture, the Company shall, as provided in the Agreement, on or before the proposed redemption date for the Bonds, pay to the Trustee the whole or appropriate portion of the unpaid principal amount of this Note with interest accrued to the proposed redemption date, together with such premium as is necessary to pay the corresponding premium, if any, on the Bonds.

If, for any reason, the amounts specified above are not sufficient to make corresponding payments of principal of, premium, if any, and interest on, all of the Bonds, when such payments are due, the Company shall pay as additional amounts due hereunder, the amounts required from time to time to make up any such deficiency.  Whenever payment or provision for payment has been made in respect of the principal or redemption price of, and interest on, all of the Bonds in accordance with the Indenture, this Note shall be deemed paid in full and shall be canceled and returned to the Company.

All payments of principal, redemption price and interest shall be made to the Trustee at its corporate trust office designated pursuant to the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  All payments shall be made in funds which will be available no later than 10:00 a.m. on the applicable due date, and shall be in the full amount required hereunder unless the Trustee notifies the Company that it is entitled to a credit under the Agreement or the Indenture.

The obligations of the Company to make the payments required hereunder shall be absolute and unconditional without defense or setoff by reason of any cause or circumstance whatsoever, including without limitation, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project Facilities or the Plants, commercial frustration of purpose, or failure of the Authority to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with the Agreement, it being the intention of the Company and the Authority that the payments hereunder will be paid in full when and as due without any delay or diminution whatsoever.

In case one or more of the Events of Default specified in Section 6.1 of the Agreement shall have occurred and be continuing, then and in each and every such case, the Trustee, by notice in writing to the Company, may declare the unpaid balance of this Note to be due and payable immediately, if concurrently with or prior to such notice the unpaid principal amount of the Bonds has been declared to be due and payable, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Note or in the Agreement to the contrary notwithstanding.  Notwithstanding the foregoing, if after any declaration of acceleration hereunder there is an annulment of any declaration of acceleration with respect to the Bonds, such annulment shall also automatically constitute an annulment of any corresponding declaration under this Note and a waiver and rescission of the consequences of such declaration.

In case the Trustee shall have proceeded to enforce its rights under this Note or the Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, then and in every such case the Company and the Trustee shall be restored to their respective positions and rights hereunder, and all rights, remedies and powers of the Company and the Trustee shall continue as though no such proceeding had been taken, subject to any such adverse determination.

In case the Company shall fail forthwith to pay all amounts due hereunder and under the Agreement upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect, in the manner provided by law out of the property of the Company, the moneys adjudged or decreed to be payable.

This Note shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered.

Dated: April 6, 2009	PPL ENERGY SUPPLY, LLC

By: ________________________________
Name:
Title:

EXHIBIT C

NONDISCRIMINATION/SEXUAL HARASSMENT CLAUSE

During the term of this contract, the Company agrees as to itself and each tenant of the Project Facilities controlling, controlled by or under common control with the Company (each of the Company and each such tenant, a “Contractor”) as follows:

1.           In the hiring of any employee(s) for the manufacture of supplies, performance of work, or any other activity required under the contract or any subcontract, the Contractor, subcontractor, or any person acting on behalf of the Contractor or subcontractor shall not, by reason of gender, race, creed, or color, discriminate against any citizen of this Commonwealth who is qualified and available to perform the work to which the employment relates.

2.           Neither the Contractor nor any subcontractor nor any person on their behalf shall in any manner discriminate against or intimidate any employee involved in the manufacture of supplies, the performance of work, or any other activity required under the contract on account of gender, race, creed, or color.

3.           Contractors and subcontractors shall establish and maintain a written sexual harassment policy and shall inform their employees of the policy.  The policy must contain a notice that sexual harassment will not be tolerated and employees who practice it will be disciplined.

4.           Contractors shall not discriminate by reason of gender, race, creed, or color against any subcontractor or supplier who is qualified to perform the work to which the contracts relates.

5.           The Contractor and each subcontractor shall furnish all necessary employment documents and records to and permit access to their books, records, and accounts by the contracting agency and the Bureau of Contract Administration and Business Development, for purposes of investigation, to ascertain compliance with provisions of this Nondiscrimination/Sexual Harassment Clause.  If the Contractor or any subcontractor does not possess documents or records reflecting the necessary information requested, the Contractor or subcontractor shall furnish such information on reporting forms supplied by the contracting agency or the Bureau of Contract Administration and Business Development.

6.           The Contractor shall include the provisions of this Nondiscrimination/Sexual Harassment Clause in every subcontract so that such provisions will be binding upon each subcontractor.

7.           The Commonwealth may cancel or terminate the contract, and all money due or to become due under the contract may be forfeited for a violation of the terms and conditions of this Nondiscrimination/Sexual Harassment Clause.  In addition, the agency may proceed with debarment or suspension and may place the Contractor in the Contractor Responsibility File.

EXHIBIT D

RIGHT-TO-KNOW LAW

a.      The Pennsylvania Right-to-Know Law (hereinafter referred to as the “RTKL”), 65 P.S. §§ 67.101-3104, applies to this Contract. For the purpose of administering the matters relating to the RTKL set forth in this Addendum, the applicable “Commonwealth agency” as provided in the RTKL shall be the Pennsylvania Economic Development Financing Authority, hereinafter referred to  as the “Agency.”  Capitalized terms used but not otherwise defined herein shall have the same meanings as in Exhibit C hereto and in the RTKL.

b.      If Agency needs the Contractor’s assistance in any matter arising out of the RTKL, Agency shall notify the Contractor using the legal contact information provided in this Contract. Contractor, at any time, may designate a different contact for such purpose upon reasonable prior written notice to Agency.

c.      Upon written notification from Agency that it requires Contractor’s assistance in responding to a request under the RTKL for information that may be in Contractor’s possession, constituting, or alleged to constitute, a Public Record in accordance with the RTKL, Contractor shall:

1.  Provide Agency, within ten (10) calendar days after receipt of such notification, access to, and copies of, any document or information in Contractor’s possession arising out of this Contract that Agency reasonably believes may be a Public Record under the RTKL (“Requested Information”), to permit Agency to evaluate whether such Requested Information is, in fact, a Public Record within the scope of the subject RTKL information request; provided, however, that providing such Requested Information not previously in Agency’s possession shall not be considered an admission by the Contractor that such records are Public Records under the RTKL; and

2.  Provide such other assistance as Agency reasonably may request, in order to comply with the RTKL.

If Contractor fails to provide the Requested Information within ten (10) calendar days after receipt of such request, Contractor shall indemnify and hold Agency harmless for any damages, penalties, detriment or harm that Agency may incur under the RTKL as a result of Contractor’s failure, including any statutory damages assessed against Agency.

d.      If Contractor considers the Requested Information not to be a Public Record, due to the inclusion of trade secret, confidential proprietary information, or any other reason for exemption from production as a Public Record under the RTKL, Contractor shall provide a written statement to Agency within ten (10) days of receipt of Agency request for the Requested Information. This statement shall be signed by a representative of Contractor, explaining why Contractor considers the Requested Information exempt from public disclosure.

e.      If such a written statement is timely provided, Agency will rely upon it in denying a RTKL request for the information. Provided, however, that if Agency reasonably determines that such written statement is patently flawed or the Requested Information is, on its face, clearly not protected from disclosure under the RTKL, Contractor shall, subject to its rights of appeal, provide the Requested Information within five (5) business days.

f.      Contractor shall be entitled to challenge or appeal of any decision of the Agency, Office of Open Records (“OOR”) or any applicable court mandating the release of any record to the public which Contractor believes is not properly subject to disclosure under the RTKL; provided, however, that (i) Contractor shall be solely responsible for all costs related to such action; and (ii) Contractor shall indemnify and hold harmless Agency from and against any and all damages, penalties, detriment or harm that Agency may incur under the RTKL as a result of such action, including any statutory damages assessed against Agency.  If Contractor does not appeal or is not successful after final appeal from a determination by the OOR or Pennsylvania courts, Contractor agrees to waive all rights or remedies that may be available to it as a result of Agency’s subsequent disclosure of Requested Information pursuant to such a decision by the OOR or Pennsylvania courts.  Agency will reimburse Contractor for any costs associated with complying with this provision, but only to the extent allowed under the fee schedule established by the OOR, or as otherwise provided by the RTKL, if the fee schedule is inapplicable.

g.      Notwithstanding the foregoing, nothing set forth herein is intended, nor shall it be construed, to expand Contractor’s obligations, or Agency’s authority, beyond those obligations and authority, respectively, as are set forth in the RTKL, and the sole remedy for any failure by Contractor to perform any obligation arising hereunder, or under the RTKL, shall be limited to those specifically provided for pursuant to the RTKL and shall not constitute a default or event of default under the Contract.